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                                                                    EXHIBIT 10.3

Mr. Jurgen von Heyden                            SCHADE GmbH & Co. KG
Am Buschhauschen
42115 Wuppertal
Germany

                                                           November 26, 1997

YOUR RETIREMENT PENSION

Dear Mr. Von Heyden,

In our letter dated 15 July 1997, we informed you of our agreement to provide a company retirement pension for you. With regard to the indexation of pensions, pension entitlements in the event of invalidity and a widow's/orphan's pension, this commitment shall be amended as follows:

1. INDEXATION OF ONGOING PENSION PAYMENTS

Ongoing pension payments shall be examined every three years. As a rule, payments shall be adjusted to reflect the rise in the cost-of-living index over the same period of time.

2. BENEFITS IN THE EVENT OF INVALIDITY (THROUGH NO FAULT OF ONE'S OWN)

Pensions shall also be paid in the case of invalidity (where this was caused through no fault of the individual in question). In the case of occupational disability, the invalidity pension shall correspond to the level of pension payment. In the case of partial invalidity (50% and over), a percentage of the pension shall be paid depending on the degree of invalidity at issue. Income received other than invalidity pension may be taken into account. In cases where invalidity is brought about by a third party, all claims for compensation must be assigned to Schade before a pension can be granted on the grounds of invalidity.

3. WIDOW'S AND ORPHAN'S PENSION

Widow's and /or orphan's pensions shall be granted on condition that the deceased had, at the time of his/her death, a non-forfeitable pension entitlement and that the following conditions are met:

1. CONDITIONS FOR WIDOW'S PENSION:

-That the widow/widower co-habited with the deceased at the time of his/her death

-That the widow/widower is no more that 15 years younger than the deceased

-That the marriage existed for at least five years during the time in which the deceased was in the employ of the company in question.

-That the marriage was contracted before the 60th birthday of the deceased

-That the widow/widower did not remarry

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2. CONDITION'S FOR ORPHAN'S PENSION

-That the child/children are not provided for (e.g. at school/university, etc) and

-That the child/children who are not provided for are not older than 25 years

The widow's pension shall amount to 60% of the non-forfeitable pension entitlement, the orphan's pension to 10% of the entitlement if the child has still one remaining parent and 20% if the child has no remaining parents. The sum total of the widow's and orphan's pension shall not exceed the total of the non-forfeitable pension entitlement.

We hope that we have succeeded in clarifying all issues relating to your retirement pension.

Best Regards

/s/ Dr. Iber-Schade      /s/ H. Hammerstein       /s/ Dr. Heyn
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Dr. Iber-Schade          H. Hammerstein           Dr. Heyn


/s/ Jurgen von Heyden
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Jurgen von Heyden